Exhibit 99.1

FIRST KEYSTONE ANNOUNCES

THIRD QUARTER 2022 EARNINGS (UNAUDITED)

Berwick, Pennsylvania –October 28, 2022 First Keystone Corporation (OTC Pink: FKYS, the “Corporation”), parent company of First Keystone Community Bank, reported net income for the nine months ended September 30, 2022 of $10,869,000. Net income per share was $1.82 while dividends totaled $0.84 per share for the nine months ended September 30, 2022. Net income decreased by $637,000 or 5.5% as compared to the same period in 2021. The decrease was primarily due to less PPP loan fees and a decrease in non-interest income, mainly due to fewer sales of mortgage loans and net securities losses. These earnings declines were offset by increases in total interest income.

Total interest income increased by $2,387,000 or 7.6% as compared to the nine months ended September 30, 2021. The increase was chiefly due to increased interest rates and growth in commercial real estate loans and interest and dividend income earned on securities, offset by a $796,000 decrease in PPP loan fees due to the discontinuation of the SBA program. Total interest expense increased by $1,005,000 or 25.9% primarily due to a $713,000 increase in interest paid on short-term borrowings through the Federal Home Loan Bank.

Non-interest income decreased by $1,041,000 or 19.1% for the nine months ended September 30, 2022 as compared to the same period in 2021. Service charges and fees on deposits increased by $279,000, mainly due to more accounts being in overdraft status. This was offset by a $967,000 decrease in other income, mainly due to realizing net losses on the sales of mortgage loans in the amount of $38,000 versus recognizing $801,000 in net gains on the sales of mortgage loans in the same period in 2021. Net securities losses for the nine months ended September 30, 2022 of $181,000 were realized due to net losses on market value fluctuations on marketable equity securities held in the Corporation’s portfolio as compared to net gains during the same period of 2021.

Non-interest expense increased during the nine months ended September 30, 2022 to $19,822,000. The $811,000, or 4.3%, increase from the same period in 2021 was mainly the result of a $629,000 increase in salaries and employee benefits due to an increase in salaries expense and healthcare costs. Computer expense increased $201,000 due to several new software contracts that were implemented as the Corporation has continued to invest in new technology for increased security and efficiencies. The increases in non-interest expense were offset by decreases in ATM and debit card expense and data processing expense in the combined amount of $318,000, mainly due to new fees and the application of vendor relationship credits resulting from a contract negotiation.

Income tax expense decreased $34,000 during the nine months ended September 30, 2022, as compared to the same period in 2021, due to lower overall operating income. The Corporation recognized $191,000 and $303,000 of tax credits from low-income housing partnerships in the first nine months of 2022 and 2021, respectively.

Total assets decreased to $1,324,250,000 at September 30, 2022, a decrease of $65,689,000 or 4.7% as compared to September 30, 2021. Cash and cash equivalents decreased $121,815,000 as of September 30, 2022, compared to the same period in 2021. Cash was utilized to fund loan growth and purchase securities.

Securities and restricted stocks decreased $44,354,000 or 10.2% and net loans increased $87,967,000 or 11.8% during the nine months ended September 30, 2022, as compared to the same period in 2021. Deposits decreased $87,195,000 or 7.6% at September 30, 2022 as compared to September 30, 2021, due to a decrease in interest bearing deposits, primarily municipal deposits. Stockholders’ equity decreased $32,365,000 or 21.9% at September 30, 2022 as compared to September 30, 2021, principally due to a decrease in the market value of the securities portfolio resulting in an accumulated other comprehensive loss position.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and Northampton (1) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Elaine A. Woodland at 570-752-3671.